Exhibit 3.1

FOURTH AMENDED AND RESTATED AGREEMENT OF

LIMITED PARTNERSHIP OF CONSOL COAL RESOURCES LP

This Fourth Amended and Restated Agreement of Limited Partnership of CONSOL Coal Resources LP (the “Partnership”) is entered into as of December 30, 2020 (the “Effective Date”), by and between CONSOL Coal Resources GP LLC, a Delaware limited liability company (in its capacity as general partner of the Partnership, the “General Partner”), CONSOL Energy Inc., a Delaware corporation (“CEIX”), and Transformer LP Holdings Inc., a Delaware corporation and a wholly owned subsidiary of CEIX (“Holdings” and, together with CEIX, each in its capacity as a limited partner of the Partnership, the “Limited Partners” and, together with the General Partner, the “Partners”).

WHEREAS, that certain Third Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of November 28, 2017 (the “Current Agreement”), was adopted to, among other things, (i) reflect the change of the Partnership’s name from CNX Coal Resources LP to CONSOL Coal Resources LP and (ii) eliminate certain provisions relating to the Partnership’s previously issued and outstanding convertible preferred units representing limited partner interests, which were cancelled following their conversion into common units representing limited partner interests in the Partnership (“Common Units”);

WHEREAS, on October 22, 2020, the Partnership entered into that certain Agreement and Plan of Merger, dated as of October 22, 2020 (the “Merger Agreement”), with CEIX, Holdings, Transformer Merger Sub LLC, a Delaware limited liability company and a wholly owned subsidiary of Holdings (“Merger Sub”), and the General Partner, pursuant to which, on December 30, 2020, Merger Sub merged with and into the Partnership, with the Partnership surviving as an indirect, wholly owned subsidiary of CEIX (the “Merger”);

WHEREAS, as a result of the Merger and in accordance with the terms of the Merger Agreement, the Common Units ceased to be traded on the New York Stock Exchange;

WHEREAS, pursuant to Section 13.3 of the Current Agreement, the Current Agreement may be amended by the approval of the holders of at least 90% of the Outstanding Units (as defined in the Current Agreement);

WHEREAS, following the closing of the Merger, CEIX and Holdings own 100% of the Outstanding Units; and

WHEREAS, the General Partner, CEIX and Holdings desire to amend and restate the Current Agreement in its entirety, as of the date set forth above, in order to set forth their respective rights and obligations with respect to the Partnership in accordance with the terms and subject to the conditions set forth in this Agreement and the Delaware Revised Uniform Limited Partnership Act (the “Act”).

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties hereto agree as follows:

ARTICLE I

FORMATION OF THE PARTNERSHIP

Section 1.1.    Formation of the Partnership. The Partnership has been formed as a limited partnership pursuant to and in accordance with the Act and the rights and liabilities of the Partners shall be as provided in the Act except as herein otherwise expressly provided.

Section 1.2.    Partnership Name and Principal Office. The name of the Partnership shall be “CONSOL Coal Resources LP” or such other name or names as the General Partner may from time to time designate. The principal business office of the Partnership shall be 1000 CONSOL Energy Drive, Suite 100, Canonsburg, PA 15317-6506, and/or at such other place or places as may be designated from time to time by the General Partner. The General Partner will promptly notify the Limited Partners of any change to the name or principal business office of the Partnership.

Section 1.3.    Office of and Agent for Service of Process. The registered office of the Partnership in Delaware shall be maintained at The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, in the city of Wilmington, New Castle County, Delaware 19801. The Partnership’s agent for service of process on the Partnership at that address shall be The Corporation Trust Company. The General Partner may change, at any time and from time to time, the location of such registered office and/or such registered agent.

Section 1.4.    Term of the Partnership. The term of the Partnership commenced upon the filing of the Certificate of Limited Partnership in accordance with the Act and shall continue until the Partnership is terminated in accordance with the Act following a dissolution event described in Section 8.1 of this Agreement.

Section 1.5.    Purpose of the Partnership. The purpose of the Partnership is to engage in any and all lawful business activities in which limited partnerships formed in the State of Delaware under the Act may participate and to do all things that are related or incidental to the foregoing or necessary, advisable, appropriate or expedient to accomplish the foregoing.

Section 1.6.    The Partners. The Partnership consists of the General Partner and the Limited Partners. As of the Effective Date, the Limited Partners shall have the Percentage Interest as set forth opposite each such Limited Partner’s name on Exhibit A hereto.

ARTICLE II

DEFINITIONS

Section 2.1.    Defined Terms. Except as otherwise specified or as the context may otherwise require, the following terms have the respective meanings set forth below for all purposes of this Agreement, and the definitions of such terms are equally applicable both to the singular and plural forms of such terms and to the masculine, feminine and neuter genders of such terms:

“Act” shall have the meaning assigned thereto in the recitals of this Agreement.

“Affiliate” has the meaning set forth in Rule 405 promulgated under the U.S. Securities Act of 1933, as amended.

“Agreement” shall mean this Agreement of Limited Partnership, dated as of the date hereof, as the same may be amended, supplemented or otherwise modified from time to time in accordance with its terms.

“CEIX” shall have the meaning assigned thereto in the preamble to this Agreement.

“Certificate of Limited Partnership” shall mean the Certificate of Limited Partnership establishing the Partnership as a limited partnership in the State of Delaware.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time; any reference to any section of the Code shall include any corresponding provision of succeeding law.

“Common Units” shall have the meaning assigned thereto in the recitals of this Agreement.

“Current Agreement” shall have the meaning assigned thereto in the recitals of this Agreement.

“Effective Date” shall have the meaning assigned thereto in the preamble to this Agreement.

“General Partner” shall have the meaning assigned thereto in the preamble to this Agreement.

“Holdings” shall have the meaning assigned thereto in the preamble to this Agreement.

“Limited Partners” shall have the meaning assigned thereto in the preamble to this Agreement.

“Merger” shall have the meaning assigned thereto in the recitals of this Agreement.

“Merger Agreement” shall have the meaning assigned thereto in the recitals of this Agreement.

“Merger Sub” shall have the meaning assigned thereto in the recitals of this Agreement.

“Partners” shall have the meaning assigned thereto in the preamble to this Agreement.

“Partnership” shall have the meaning assigned thereto in the preamble to this Agreement.

“Percentage Interest” shall mean, with respect to each Partner, the percentage set forth on Exhibit A hereto.

“Treasury Regulations” shall mean the U.S. federal income tax regulations promulgated by the U.S. Department of the Treasury under the Code, as such regulations may be amended from time to time, or any corresponding provision of any succeeding regulations.

ARTICLE III

CAPITALIZATION; CAPITAL CONTRIBUTIONS OF THE PARTNERS

Section 3.1.    Capitalization. Effective as of the Effective Date, the Limited Partners shall have the number of Common Units set forth opposite each such Limited Partner’s name on Exhibit A hereto. As of the Effective Date, the only Common Units issued and outstanding are those set forth on Exhibit A, and there are no options, rights, warrants or appreciation rights, or any other type of equity security of the Partnership outstanding.

Section 3.2.    Capital Contributions. As consideration for the issuance of the Common Units described in Section 3.1, each Limited Partner (or a predecessor in interest) has made a capital contribution to the Partnership.

Section 3.3.    Issuances of Additional Partnership Securities. The Partnership may, without the approval of any Limited Partners, issue additional securities for any Partnership purpose at any time and from time to time to persons for such consideration and on such terms and conditions as the General Partner shall determine in its sole discretion.

ARTICLE IV

DISTRIBUTIONS

Section 4.1.    Distributions. Distributions shall be made by the Partnership to the Partners in accordance with the Percentage Interests of the Partners as set forth on Exhibit A hereto.

ARTICLE V

ACCOUNTING AND TAX MATTERS

Section 5.1.    Books of Account. At all times during the continuance of the Partnership, the Partnership shall maintain or cause to be maintained full, true, complete and correct books of account in accordance with generally accepted accounting principles wherein shall be entered particulars of all monies, goods or effects belonging to or owing to or by the Partnership, or paid, received, sold or purchased in the course of the Partnership’s business, and all of such other transactions, matters and things relating to the business of the Partnership as are usually entered in books of account kept by persons engaged in a business of a like kind and character. In addition, the Partnership shall keep all records as required to be kept pursuant to the Act. The books and records of account shall be kept at the principal office of the Partnership, and the Limited Partners shall at all reasonable times have access to such books and records and the right to inspect the same.

Section 5.2.    Fiscal Year. The fiscal year of the Partnership shall end on the last day of December of each year, unless a different fiscal year shall be required by the Code.

Section 5.3.    Tax Elections and Returns. Except as otherwise provided in this Agreement, all elections required or permitted to be made by the Partnership under any applicable tax law shall be made by the General Partner in its sole discretion.

Section 5.4.    Partnership Representative. The General Partner is hereby authorized to take any actions required for the General Partner to be designated (or to cause any Affiliate to be designated) as the “partnership representative” under Section 6223 of the Code and the Partnership will appoint such “designated individual” under Treasury Regulations Section 301.6223-1 as determined by the General Partner (and, in each case, any similar function under state or local law), and the “partnership representative” and the “designated individual” are each authorized to take any and all actions that the “partnership representative” and the “designated individual” are authorized to take under the Code and Treasury Regulations (and any similar function under state, local or non-U.S. law).

Section 5.5    Allocations. For U.S. federal income tax purposes, each item of income, gain, loss, deduction and credit of the Partnership shall be allocated among the Partners in proportion to their Percentage Interests, except that the General Partner shall have the authority to make such other allocations as are necessary and appropriate to comply with Section 704 of the Code and the Treasury Regulations issued pursuant thereto; provided that, in any case where there is a difference between the fair market value of an asset and such asset’s adjusted tax basis at the time of such asset’s contribution, all items of tax depreciation, cost recovery, amortization, and gain or loss with respect to such asset shall be allocated among the Partners to take into account the disparities between the fair market value and the adjusted tax basis with respect to such asset in accordance with the provisions of Sections 704(b) and 704(c) of the Code.

Section 5.6    Capital Accounts. The Partnership shall maintain a capital account for each of the Limited Partners in accordance with Section 704 of the Code, as well as the Treasury Regulations promulgated thereunder, as determined by the General Partner as consistent therewith.

ARTICLE VI

CONDUCT OF OPERATIONS

Section 6.1.    Management by the General Partner. The General Partner shall have full and exclusive management and control of the business of the Partnership. The General Partner may employ, at the expense of the Partnership, any agent or third party in connection with the performance of its duties hereunder; provided, however, that nothing contained in this Section 6.1 shall be construed to relieve the General Partner of its responsibilities under this Agreement or the duties and limitations set forth in this Article VI.

Section 6.2.    General Partner Authority. The General Partner is authorized on behalf of the Partnership to incur credit obligations to third parties or affiliates in connection with borrowings necessary to make investments or cover operating costs of the Partnership, to incur obligations to make deferred capital contributions or deferred installment payments in connection with investments and to pledge Partnership property, to make and dispose of investments, obtain letters of credit or otherwise provide security for the Partnership’s obligations relating to any such borrowings or deferred or installment payments. All checks, drafts or other similar instruments written on behalf of the Partnership must be signed by an authorized officer or agent of the General Partner. All investments shall be made exclusively in the name or for the account of the Partnership. Notwithstanding any provision in this Agreement to the contrary, the General Partner is authorized to execute and deliver any document on behalf of the Partnership without any vote or consent of any other partner.

Section 6.3.    Warranted Reliance by the General Partner on Others. In exercising its authority and performing its duties under this Agreement, the General Partner shall be entitled to rely in good faith on information, opinions, reports, or statements of the following persons or groups unless it has actual knowledge concerning the matter in question that would cause such reliance to be unwarranted:

(a)    any employee, agent or subordinate of the Partnership whom the General Partner reasonably believes to be reliable and competent in the matters presented; and

(b)    any attorney, public accountant, or other person as to matters which the General Partner reasonably believes to be within such person’s professional competence or expertise.

Section 6.4.    Liability. To the fullest extent permitted under applicable law, none of the General Partner, any officer of the General Partner, or their respective Affiliates, members, partners, directors, officers, employees, representatives, managers, consultants and agents will be liable to the Partnership for any action taken, or omitted to be taken, as the General Partner or officer of the General Partner with respect to the Partnership; provided, that, such person (i) acted in good faith, (ii) acted in a manner reasonably believed to be in the best interests of the Partnership, (iii) was neither grossly negligent nor engaged in willful malfeasance, (iv) did not willfully breach this Agreement in any material respect and (v) with respect to any criminal action, such person had reasonable cause at the time of such action to believe that such person’s conduct was not unlawful.

Section 6.5.    Indemnity. The Partnership will indemnify the General Partner and each officer of the General Partner and their respective Affiliates, members, partners, directors, officers, employees, representatives, managers, consultants and agents from and against any losses, liabilities, damages or expenses (including amounts paid for attorneys’ fees, judgments and settlements in connection with any threatened, pending or completed action, suit or proceeding) to which any of such persons may become subject in connection with such person’s activities on behalf of the Partnership to the fullest extent permitted by law.

ARTICLE VII

LIMITED LIABILITY OF THE LIMITED PARTNERS

Section 7.1.    Limited Liability. Neither of the Limited Partners shall be personally liable for any of the debts, liabilities, contracts or other obligations of the Partnership in excess of such Limited Partner’s capital contribution, if applicable, and such Limited Partner’s share of any assets and undistributed profits of the Partnership and as required by the Act. The Partnership shall indemnify each of the Limited Partners for all of the debts, liabilities, contracts or other obligations of the Partnership beyond the amount contributed or contracted to be contributed by each of the Limited Partners to the capital of the Partnership (including any amounts required to be contributed pursuant to the Act).

ARTICLE VIII

DISSOLUTION AND LIQUIDATION

Section 8.1.    Dissolution. The Partnership shall be dissolved upon the occurrence of any of the following events:

(a)    the unanimous approval of the Partners; or

(b)    the written consent of the General Partner; or

(c)    the happening of any event that causes the Partnership to dissolve under the Act, unless the Partnership is continued without dissolution in accordance with the Act.

Section 8.2.    Winding Up and Liquidation of the Partnership. Upon the dissolution of the Partnership, the General Partner shall proceed to wind up the Partnership business. The General Partner shall sell the Partnership assets. Upon payment of the Partnership’s other debts and liabilities and the creation of such reserves as the General Partner deems appropriate (including, without limitation, in respect of any indemnification obligations), the remaining assets of the Partnership shall be distributed to the Partners in accordance with Section 4.1.

ARTICLE IX

MISCELLANEOUS PROVISIONS

Section 9.1.    Notices. Any notices or communications hereunder shall be in writing, and may be either delivered personally (which shall include deliveries by courier), by electronic mail or facsimile transmission or mailed, postage prepaid, by certified or registered mail, return receipt requested, directed to the parties at their respective principal business office addresses. Any party hereto may designate a different address to which notices and demands shall thereafter be directed by written notice given in the same manner and directed to the Partnership at its office hereinabove set forth.

Section 9.2.    Effectiveness; Amendments. This Agreement may be amended by the General Partner from time to time as it determines to be appropriate, in its sole discretion.

Section 9.3.    Headings. Section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement.

Section 9.4.    Severability. Every provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity or legality of the remainder of this Agreement.

Section 9.5.    Applicable Law. Notwithstanding the place where this Agreement may be executed by any party, all the terms and provisions of this Agreement and the validity hereof shall be interpreted under the laws of the State of Delaware.

Section 9.6.    Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if the Partners had signed the same document. All counterparts shall be construed together and shall constitute one instrument.

Section 9.7.    Effect of Agreement. This Agreement shall be binding upon and inure to the benefit of each of the Limited Partners, its successors and assigns, upon the execution of this Agreement by the Partners of the Partnership.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

GENERAL PARTNER:

CONSOL COAL RESOURCES GP LLC

By:	/s/ Miteshkumar B. Thakkar
Name:	Miteshkumar B. Thakkar
Title:	Chief Financial Officer

LIMITED PARTNERS:

CONSOL ENERGY INC.

By:	/s/ Miteshkumar B. Thakkar
Name:	Miteshkumar B. Thakkar
Title:	Chief Financial Officer

TRANSFORMER LP HOLDINGS INC.

By:	/s/ Miteshkumar B. Thakkar
Name:	Miteshkumar B. Thakkar
Title:	Chief Financial Officer

[Signature Page to Fourth Amended and Restated

Limited Partnership Agreement of CONSOL Coal Resources LP]

EXHIBIT A

Percentage Interest

Limited Partner	Common Units	Percentage Interest
CONSOL Energy Inc.	54,134,228	83.27%
Transformer LP Holdings Inc.	10,878,433	16.73%

TOTAL	65,012,661	100.00%